Rule 424(b)(2)
Registration No. 333-157642

Amendment No. 1 dated August 17, 2010 to
Pricing Supplement dated August 16, 2010
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P4J2

Principal Amount (in Specified Currency): $120,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date for the J.P. Morgan Notes (as defined below):
August 16, 2010
Initial Trade Date for the TFSS USA Notes (as defined below):
August 17, 2010
Original Issue Date: August 19, 2010
Stated Maturity Date: August 22, 2011

Initial Interest Rate: Three month LIBOR determined on August 17, 2010 plus 0.08%, accruing from August 19, 2010 (long first coupon interpolated between three month and four month LIBOR)
Interest Payment Dates: The 22nd of each November, February and May, commencing on November 22, 2010, and on the Stated Maturity Date

Net Proceeds to Issuer: $119,940,000
Agents: J.P. Morgan Securities Inc. ("J.P. Morgan")
	Toyota Financial Services Securities USA Corporation ("TFSS USA") J.P. Morgan's Discount or Commission: 0.03%
J.P. Morgan's Capacity:
 	[  ] Agent
 	[X] Principal
TFSS USA's Discount or Commission: 0.15%
TFSS USA's Capacity:
 	[X] Agent
 	[  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)

Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  3 month

Spread (+/-):  +0.08%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: November 22, 2010
Interest Rate Reset Period: Quarterly
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000
and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the "Distribution Agreement") dated March 10, 2009, between Toyota Motor Credit Corporation ("TMCC") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan, Morgan Stanley & Co. Incorporated and TFSS USA, J.P. Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell to J.P.
Morgan $100,000,000 principal amount of the Notes (the "J.P. Morgan Notes") at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount. Under the terms and subject to the conditions set forth in the Distribution Agreement, J.P. Morgan is committed to take and pay for all of the J.P. Morgan Notes offered hereby, if any are taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $20,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the "TFSS USA Notes") at 99.85% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.15% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.

Settlement

We expect that delivery of the TFSS USA Notes will be made against payment therefor on the Original Issue Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the TFSS USA Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.